Exhibit 11.1

CONSENT OF INDEPENDENT AUDITOR

We consent to the use in the Offering Circular constituting a part of this Offering Statement on Form 1-A, as it may be amended, of our Independent Auditor’s Report dated March 13, 2024 relating to the financial statement of Next Thing Technologies, Inc., which comprise the balance sheet as of December 31, 2023 and the related statement of operations, changes in stockholders’ equity / (deficit), and cash flows for the year then ended, and the related notes to the financial statement.

/s/ Artesian CPA, LLC

Denver, CO

August 16, 2024

Artesian CPA, LLC

1624 Market Street, Suite 202 | Denver, CO 80202

p: 877.968.3330 f: 720.634.0905

info@ArtesianCPA.com | www.ArtesianCPA.com